December 6, 1998

EXHIBIT 5

(213) 229-7000	C 90001-00029
Tejon Ranch Co.
P.O. Box 1000
4436 Lebec Road
Lebec, CA 93243

Re:	Registration Statement on Form S-8


Gentlemen:

We have acted as counsel to Tejon Ranch Co., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 800,000 shares of the Common Stock of the Company which have been reserved for issuance pursuant to the Company's 1998 Stock Incentive Plan and 200,000 shares of the Common Stock of the Company which have been reserved for issuance pursuant to the Company's Non-Employee Director Stock Incentive Plan. The shares reserves for issuance pursuant to the two plans are referred to as the "Shares," and the two plans are referred to as the "Plans."

We have examined, among other things, the Company's
Certificate of Incorporation, its Bylaws, the Plans, the related standard form agreements and an officer's certificate as to corporate proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to awards granted under the Plan. Based on the foregoing and in reliance thereon, it is our opinion that the Shares, when issued pursuant to awards granted and exercised in accordance with the provisions of the Plans and related agreements, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Gibson, Dunn & Crutcher LLP
GIBSON, DUNN & CRUTCHER LLP